Exhibit 99.1

Baxter International Inc.
One Baxter Parkway
Deerfield, IL 60015

FOR IMMEDIATE RELEASE

Media contacts:	Amy Cynkar, (847) 940-5166
Sally Benjamin Young, (847) 948-2304

Investor contacts:	Mary Kay Ladone, (847) 948-3371
Mike Shapiro, (847) 948-3212

BAXTER INTERNATIONAL INC. NAMES PETER HELLMAN TO

BOARD OF DIRECTORS

DEERFIELD, Ill., March 31, 2005 – Baxter International Inc. (NYSE:BAX) today announced that Peter S. Hellman has been appointed to serve as a member of its board of directors. Hellman, age 55, is president, chief financial and administrative officer and a member of the board of Nordson Corporation, a Westlake, Ohio-based producer of systems that apply adhesives, sealants and coatings during the manufacturing process.

“Peter brings a diverse knowledge and experience base to our board,” said Robert L. Parkinson, Jr., Baxter’s chairman and chief executive officer. “With his blend of strong financial and operating experience, I am confident Peter will make important contributions to guiding our company forward in the years ahead.”

Before joining Nordson Corporation, Hellman was president and chief operating officer of TRW Inc., a manufacturer of advanced technology products and services for the automotive, aerospace and information systems markets, where he also served on its board of directors and as a member of the management committee.

Hellman also serves on the board of directors of QWEST Communications International Inc., and is a trustee of Case Western Reserve University, the Chagrin River Land Conservancy, LifeBanc, Lorain County Community College Foundation and Western Reserve Academy.

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BAXTER INTERNATIONAL INC. NAMES PETER HELLMAN TO BOARD OF DIRECTORS – PAGE 2

Hellman received a bachelor’s degree in economics from Hobart College in Geneva, N.Y., and a master’s degree in business administration from Case Western Reserve University in Cleveland, Ohio.

Baxter International Inc., through its subsidiaries, assists healthcare professionals and their patients with the treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.

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